Exhibit 10.7

CASS INFORMATION SYSTEMS, INC.
Summary Profit Sharing Program

The purpose of the profit sharing program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. All employees of Cass Information Systems are eligible to participate in the program, unless specifically excluded due to their employment category, such as temporary staff or if their performance is not meeting the minimum expectations.

The amount of the profit sharing fund available for distribution is set by the Board of Directors and is currently set at 22.5% of the company’s net income after taxes for the period of distribution.

Distributions are not guaranteed and the company may distribute profit sharing benefits on any schedule and in any manner that it deems appropriate. Currently, distributions are made on a semi-annual basis.

Allocations to employee groups eligible to participate are divided into exempt and non-exempt pools based on the salaries of each group over the corresponding period. The non-exempt pool is distributed to each eligible employee based on a factor of salary and performance score. The exempt pool is distributed to all exempt employees considering factors such as position, salary grade and individual performance. Specific allocations are made out of the exempt pool to the Chief Executive Officer (CEO) and other executive officers, including named executive officers (NEOs) as follows:

CEO – The CEO receives a percentage of the total profit sharing pool based on the change in net income after taxes (NIAT) from the prior year and is set to provide a target percentage of base salary at target performance of 45%. The amount paid to the CEO can range from 0% up to a maximum of 70% of base pay.

Executive Officers – A percentage of the total profit sharing pool is provided for distribution to other executive officers based on the change in NIAT from the prior year and is set to provide a target percentage of base salaries at target performance of 40%. The total funds provided for distribution to the executive officers can range from 0% up to a maximum of 50% of base pay. The amount of funds in this pool is distributed to each individual executive officer by the CEO based on a subjective evaluation considering internal equity and other individual factors related to performance.

Individual distributions to exempt employees, other than the CEO and executive officers, as a percent of salary are subject to set limits based on each individual’s pay grade and any payment in excess of these percentages shall require the review and approval of the President or Chief Operating Officer of each business unit and the CEO. Payments in excess of the set limits for the CEO and executive officers need approval from the Board of Director’s Compensation Committee.

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